Exhibit 99.1

TELA Bio Reports Record Second Quarter 2021 Revenues Driven by Increased Demand

MALVERN, Pa., August 11, 2021 (GLOBE NEWSWIRE) -- TELA Bio, Inc. ("TELA") (Nasdaq: TELA), a commercial-stage medical technology company focused on designing, developing, and marketing innovative tissue reinforcement materials to address unmet needs in soft tissue reconstruction, today reported second quarter 2021 financial results.

Second Quarter 2021 Financial Results and Business Highlights

-	Reported revenue of $7.6 million for the second quarter of 2021, increasing 116% year-over-year and 29% sequentially;

-	Increased demand for all OviTex® Reinforced Tissue Matrix hernia products in the second quarter with robotic-assisted and minimally invasive hernia procedures representing approximately 50% of all OviTex hernia procedures in the quarter;

-	Achieved strong quarter-over-quarter and sequential growth in both OviTex LPR and OviTex PRS revenue; and

-	Initiated BRAVO II prospective clinical study evaluating OviTex Reinforced Tissue Matrix for the robotic repair of ventral hernias.

"Throughout the quarter, broad demand for all of our reinforced tissue matrix products continued to grow and we delivered record second quarter revenue," said Antony Koblish, co-founder, President and Chief Executive Officer of TELA Bio. "The time and effort our team invested during the pandemic, in reaching out to current and prospective customers through our TELA LIVE virtual program, is bearing fruit. While the uncertainties of another wave of COVID-19 could affect our future revenue growth, I believe we are ideally positioned to continue to experience strong growth in market share and revenue throughout the remainder of 2021 and beyond."

Second Quarter 2021 Financial Results

Revenue was $7.6 million for the second quarter of 2021, an increase of 116% compared to the prior year period and up 29% compared to the first quarter of 2021. The increase in revenue was primarily driven by an increase in unit sales of our products due to the expansion of our commercial organization, an increase in customer accounts, and increased penetration with existing customer accounts.

Gross profit was $5.1 million for the second quarter of 2021, or 67% of revenue, compared to $2.1 million, or 59% of revenue, in the same period in 2020. The increase was primarily due to the decrease in the charge recognized for excess and obsolete inventory adjustments as a percentage of revenue.

Operating expenses were $12.4 million in the second quarter of 2021 and included a one-time non-cash stock-based compensation expense of $0.7 million related to amendments to certain equity award agreements following the death of our co-founder and former Chief Medical Officer. Operating expenses were $7.3 million in the same period in 2020. The increase was due to the expansion of our commercialization activities, higher personnel costs, including non-cash stock-based compensation expenses, and increased research and development expenses. The prior year period also included cost containment measures in response to the COVID-19 pandemic, which were not implemented in 2021.

Loss from operations was $7.3 million in the second quarter of 2021, compared to a loss from operations of $5.2 million in the same period in 2020.

Net loss was $8.3 million in the second quarter of 2021, compared to a net loss of $6.1 million in the same period in 2020.

Cash and Cash Equivalents at June 30, 2021 were $60.3 million.

Financial Outlook

For the full year 2021, TELA Bio is increasing its total revenue guidance to be in the range of $28.0 million to $30.0 million, representing growth of 54% to 65% over the prior year period. As with previous guidance, continued uncertainty relating to the dynamic environment with the COVID-19 pandemic could materially impact this projection.

Conference Call and Webcast Details

The Company will host a live conference call and webcast to discuss these results and provide a corporate update on Wednesday, August 11, 2021, at 4:30 PM ET.

To participate in the call, please dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and provide conference ID 9285257. The live webcast will be available on the Events & Presentations page of the Investors section of TELA's website.

About TELA Bio, Inc.

TELA Bio, Inc. (NASDAQ: TELA) is a commercial-stage medical technology company focused on designing, developing, and marketing innovative tissue reinforcement materials to address unmet needs in soft tissue reconstruction. The Company is committed to providing patients with advanced, economically effective biologic material repair solutions to minimize long-term exposure to permanent synthetic materials and improve clinical outcomes. TELA Bio's OviTex® and OviTex PRS Reinforced Tissue Matrix products are purposefully designed to address the shortcomings of existing reinforcement materials in hernia repair, abdominal wall reconstruction, and plastic and reconstructive surgery. For more information, visit www.telabio.com.

Caution Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA's management. Such forward-looking statements include statements relating to our expected revenue and revenue growth for the full year 2021 and our expected increase in market share throughout the remainder of 2021. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the impact to our business of the ongoing COVID-19 pandemic and the development of new variants of COVID-19, such as the delta variant, including but not limited to any impact on our ability to market our products, demand for our products due to deferral of procedures using our products or disruption in our supply chain, our ability to achieve or sustain profitability, our ability to gain market acceptance for our products and to accurately forecast and meet customer demand, our ability to compete successfully, our ability to enhance our product offerings, development and manufacturing problems, capacity constraints or delays in production of our products, maintenance of coverage and adequate reimbursement for procedures using our products, product defects or failures. These and other risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA assumes no obligation to updates forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Investor Contact

Greg Chodaczek

347-620-7010
ir@telabio.com

TELA Bio, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$60,292	$74,394
Accounts receivable, net	3,545	2,683
Inventory	4,503	3,907
Prepaid expenses and other assets	2,395	2,241
Total current assets	70,735	83,225
Property and equipment, net	609	626
Intangible assets, net	2,455	2,607
Total assets	$73,799	$86,458

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,277	$652
Accrued expenses and other current liabilities	6,017	5,953
Total current liabilities	7,294	6,605
Long-term debt with related party	31,145	30,827
Other long-term liabilities	395	—
Total liabilities	38,834	37,432

Stockholders' equity:
Preferred stock; $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value: 200,000,000 shares authorized; 14,471,874 and 14,437,289 shares issued and 14,471,774 and 14,437,107 shares outstanding at June 30, 2021 and December 31, 2020, respectively	14	14
Additional paid-in capital	248,076	245,736
Accumulated other comprehensive loss	(81)	(71)
Accumulated deficit	(213,044)	(196,653)
Total stockholders' equity	34,965	49,026
Total liabilities and stockholders' equity	$73,799	$86,458

TELA Bio, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue	$7,558	$3,507	$13,435	$7,233
Cost of revenue (excluding amortization of intangible assets)	2,395	1,346	4,731	2,796
Amortization of intangible assets	76	76	152	152
Gross profit	5,087	2,085	8,552	4,285
Operating expenses:
Sales and marketing	7,502	4,123	13,801	9,392
General and administrative	2,966	2,149	5,722	4,667
Research and development	1,930	979	3,609	1,891
Total operating expenses	12,398	7,251	23,132	15,950
Loss from operations	(7,311)	(5,166)	(14,580)	(11,665)
Other (expense) income:
Interest expense	(864)	(884)	(1,753)	(1,763)
Other (expense) income	(80)	(31)	(58)	127
Total other expense	(944)	(915)	(1,811)	(1,636)
Net loss	$(8,255)	$(6,081)	$(16,391)	$(13,301)
Net loss per common share, basic and diluted	$(0.57)	$(0.53)	$(1.13)	$(1.16)
Weighted average common shares outstanding, basic and diluted	14,458,911	11,443,122	14,448,715	11,424,952
Comprehensive loss:
Net loss	$(8,255)	$(6,081)	$(16,391)	$(13,301)
Foreign currency translation adjustment	1	4	(10)	31
Comprehensive loss	$(8,254)	$(6,077)	$(16,401)	$(13,270)